Exhibit 10.4

EXECUTION COPY

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of January 15, 2010 by and between The Merit Group, Inc., a South Carolina corporation (“Buyer”) and National Patent Development Corporation, a Delaware corporation (“Seller”; Buyer and Seller are referred to collectively as the “Parties”).

RECITALS:

WHEREAS, the Parties have entered into that certain Stock Purchase Agreement, dated as of November 24, 2009 (the “Stock Purchase Agreement”), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all of the issued and outstanding stock of Five Star Products, Inc., a Delaware corporation (“Target”), Target being a holding company and sole shareholder of Five Star Group, Inc., a Delaware corporation (“Operating Company”);

WHEREAS, Operating Company is solely engaged in the wholesale distribution of home decorating, hardware, and finishing products (the “Business”); and

WHEREAS, the Stock Purchase Agreement requires the Parties to execute and deliver this Agreement at the Closing.

 NOW, THEREFORE, intending to be bound legally, and in consideration of the mutual covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1        For purposes of this Agreement, the following terms shall have the meanings ascribed to such terms in this Section 1.1.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries is Controlled by such specified Person.

“Control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

 “Governmental Authority” means any federal, state, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, local or foreign government, including any court, tribunal or arbitrator (public or private).

“Person” means an individual, firm, proprietorship, partnership, corporation, limited liability company, limited partnership, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Authority or any other type of entity.

“Restricted Area” means any portion of the United States of America or any city, county or state in which the Operating Company and/or Target conducted the Business during the twenty-four (24) month period prior to the Closing.

“Restricted Employees” means all individuals employed by the Target or the Operating Company on the Closing Date or at any time during the ninety (90) day period prior to the Closing except such employees who are terminated by Target or Operating Company at Closing at the request of Buyer pursuant to the Employee Agreement.

“Restricted Period” means the period commencing effective as of the Closing and expiring on the Third (3rd) anniversary of the Closing Date.

Section 1.2        Capitalized Terms.  Capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Stock Purchase Agreement.

Section 1.3        Interpretation.  The use of the masculine, feminine or neuter gender or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement.  The terms “include,” “includes” and “including” are not intended to be limiting and shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import.  Reference to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement.  Reference to a particular agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.  Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.  The terms “dollars” and “$” mean United States Dollars.  The Article, Section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Except as expressly provided to the contrary, references to Articles, Sections, paragraphs, or clauses shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Schedule to, this Agreement.

ARTICLE 2

COVENANTS

Section 2.1       Covenant Not to Compete.  To induce Buyer to enter into the Stock Purchase Agreement, in recognition of the highly competitive nature of the industries in which the Business is conducted, and to further protect the goodwill of the Business and to promote and preserve their legitimate business interests, except as provided in Section 2.2 of this Agreement, during the Restricted Period within the Restricted Area, Seller shall not, directly or indirectly, whether as a consultant, agent, partner, shareholder, lender, investor, or owner, whether or not for compensation, (a) solicit or market to any Person for the purpose of selling to such Person at the wholesale level products that are included within the Business; (b) take any action to induce or request any Person who is a customer or vendor of the Business to discontinue or decrease its sales to or purchases from Operating Company or Target of products or services that are included within the Business; or (c) otherwise engage in any aspect or segment of the Business.

Section 2.2        Exceptions to the Covenant Not to Compete.  Notwithstanding anything in this Agreement to the contrary, Seller may, directly or indirectly, during the Restricted Period and within the Restricted Area, (a) own, as a passive investor, up to one percent (1%) of any class of securities issued by a Person engaged in the Business, which securities are publicly traded on a regional or national securities exchange anywhere in the world, including the New York Stock Exchange and the NASDAQ National Stock Market, so long as Seller does not have a board seat on the board of directors of such Person or otherwise participate in the management of such Person or (b) be a shareholder of, or lender to, a Person in an aspect or segment of the Business which is not the wholesale distribution of paint sundries products; provided that such Person receives five percent (5%) or less of its total revenues from such Business; and provided further that Seller does not participate in the management or operations of the portion of said Person engaged in such Business.

Section 2.3       Covenant Not to Solicit Restricted Employees.  During the Restricted Period, Seller shall not solicit or recruit for hire any Restricted Employee or in any manner seek to induce any Restricted Employee to leave his or her employment other than through general advertising or general solicitations and except as expressly permitted by the Stock Purchase Agreement.

Section 2.4       Equitable Remedies.  Seller acknowledges and agrees that if Seller breaches any provision of this Article 2, any remedy at law would be inadequate and that Buyer, in addition to seeking monetary damages in connection with any such breach, shall be entitled to seek specific performance and temporary or permanent injunctive and other equitable relief to prevent or restrain a breach of this Article 2 or to enforce the provisions hereof.

Section 2.5       Severability.  The Parties intend that the provisions of this Article 2 be enforced to the fullest extent permissible under the Law applied in each jurisdiction in which enforcement is sought.  If any covenant or provision of this Article 2 is found to be invalid, void, illegal or incapable of being enforced by reason of any rule of Law, such covenant or provision shall be deemed severable from the remainder of this Article 2, which shall remain independent and enforceable.  Furthermore, if any covenant or provision of this Article 2 is held by a court of competent jurisdiction to be invalid or unenforceable, this Article 2 shall be amended to revise the scope of such covenant or provision to make it enforceable to the fullest extent permitted by applicable Law, if possible, or to delete such provision, such revision or deletion to apply only with respect to the operation of this Article 2 in the jurisdiction of such court.

Section 2.6        Seller Affiliates.  Seller shall cause its Affiliates to comply with the terms of this Agreement in the same manner as though such Affiliate was a party to this Agreement and for such portion of the Restricted Period during which such Person is an Affiliate of Seller.

Section 2.7        Extension of Restricted Period.  If Seller is determined by a final, non-appealable and binding order or award to be in violation of Article 2 with respect to any aspect or segment of the Business, the Restricted Period shall be extended for an amount of time equal to the amount of time Seller was determined to be in violation of Article 2.

ARTICLE 3

MISCELLANEOUS

Section 3.1        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of law.

Section 3.2       Notices, Etc.  All notices, claims, certificates, requests, demands and other communications hereunder shall be (a) given in writing, (b) delivered personally or sent by fax or by a nationally recognized overnight courier, postage prepaid, and (c) deemed to have been duly given when so delivered personally or sent by fax, with receipt confirmed, or one (1) Business Day after the date of deposit with such nationally recognized overnight courier.  All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

If to Buyer, to:	With a copy to:

The Merit Group, Inc.	Parker Poe Adams & Bernstein LLP
1310 Union Street	401 South Tryon Street, Suite 3000
Spartanburg, South Carolina 29302	Charlotte, North Carolina 28202
Attention: Jay Baker	Attention: Richard K. Schell
Fax: (864) 699-3505	Fax: (704) 335-9690

If to Seller, to:	With a copy to:

National Patent Development Corporation	Day Pitney LLP
Attention; Harvey P. Eisen, Chairman of the Board	One Canterbury Green
c/o Bedford Oak Avisors, LLC	201 Broad Street
100 South Bedford Road	Stamford, Connecticut 06901
Mt. Kisco, NY 10549	Attention: Robert F. Wrobel
Fax:	Fax: (203) 977-7301

Buyer or Seller may change the address or fax number to which such communications are to be directed by giving written notice to the others in the manner provided in this Agreement.

Section 3.3       Waivers.  Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement from which such party is entitled to receive a benefit.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

Section 3.4        Entire Agreement; Amendment.  This Agreement contains the entire understanding of the parties hereto and supersedes all prior agreements and understandings between the parties hereto with respect to its subject matter hereof.  This Agreement may be amended or modified only by a written instrument duly executed by the parties hereto.

Section 3.5        Headings; Construction.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Because this Agreement was prepared as a result of negotiation and mutual agreement between the parties hereto, neither this Agreement nor any provision hereof shall be construed against either party hereto as the party that prepared this Agreement or any such provision.

Section 3.6        Binding Effect; Assignment.  This Agreement and all of the provisions contained herein shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any Party, by operation of law or otherwise, without the prior written consent of each of the other Parties (which consent may be granted or withheld in the sole discretion of each of the other Parties).  Notwithstanding the foregoing, Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary of Buyer presently existing or hereafter formed.  Nothing contained in this Agreement shall prohibit its assignment by Buyer (or any permitted assignee of Buyer) as collateral security, and Seller hereby agrees to execute any acknowledgment of such assignment by Buyer as may be required by any lender to Buyer.  Any attempted assignment in violation of this Section 3.6 shall be void.

Section 3.7        Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns of the parties hereto.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give any other Person, other than the parties hereto and their successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.

Section 3.9        Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

[Signatures Follow]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused  this Agreement to be executed and delivered on the date first above written.

BUYER:

/s/ Harvey Eisen
Name: Harvey Eisen
Title: Chairman, President and CEO

SELLER:

/s/ Jay Baker
Name: Jay Baker
Title: President